Dated September 20, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	September 20, 2006
Settlement Date (Original Issue Date):	September 25, 2006
Maturity Date:	May 10, 2010
Principal Amount:	US$150,000,000
Price to Public (Issue Price):	100.041%
Agents Commission:	0.175%
All-in Price:	99.866%
Accrued Interest:	US$1,055,305.17
Net Proceeds to Issuer:	US$150,854,305.17
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Coupon:	LIBOR plus 0.06%
Re-offer Spread (plus or minus):	Plus 0.05%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each February 10, May 10, August 10 and November 10 of each year, commencing on November 10, 2006 and ending on the Maturity Date

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Dated September 20, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Initial Interest Rate:	To be determined two London Business Days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
CUSIP:	36962GW83
Common Code:	025409809
ISIN:	US36962GW836

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issues of US$500,000,000, US$500,000,000, US$250,000,000, US$225,000,000 and US$250,000,000 principal amount of Floating Rate Notes due May 10, 2010 as described in the Issuers Pricing Supplement number 4353 dated May 4, 2006, Pricing Supplement number 4367 dated May 15, 2006, Pricing Supplement number 4391 dated June 15, 2006, Pricing Supplement number 4393 dated June 26, 2006 and Pricing Supplement number 4396 dated July 6, 2006, respectively.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters") in the aggregate principal amounts listed below, as principal, at 100.041% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

Institution	Commitment
Lehman Brothers Inc.	$50,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$100,000,000
Total	$150,000,000

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Dated September 20, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months Ended
2001	2002	2003	2004	2005	June 30, 2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. at 1-888-603-5847 or Merrill Lynch,Pierce, Fenner & Smith at 1-866-500-5408 or Investor Communications of the issuer at 1-203-357-3950.